Exhibit 99.1

MTM TECHNOLOGIES ANNOUNCES EQUITY FUNDING

•	Receives $5 million of additional funding
•	Provides updated guidance for the fourth quarter ending March 31, 2007 and for Fiscal 2008

STAMFORD, CT – May 30, 2007 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced that it has received an additional $5 million of preferred equity financing from its existing investors, Pequot Ventures and Constellation Ventures.  In this transaction, MTM Technologies issued 4,170,142  shares of Series A-7 Preferred Stock and 1,251,044  warrants to purchase shares of common stock at an exercise price of $1.3189.  The Series A-7 Preferred Stock is convertible into shares of common stock at a conversion price of $1.1990  per share.

“The additional preferred equity financing from Pequot Ventures and Constellation Ventures provides us with a stronger working capital position and will help drive the continued execution of our positive Fiscal 2008 plan,” said Jay Braukman, Senior Vice President and Chief Financial Officer.

Steve Stringer, President and Chief Operating Officer commented that “We are committed to and believe that we will achieve  positive financial results in Fiscal 2008. The Company is now well positioned to execute our  strategy of improving earnings and cash flow and we believe that  our restructuring activities are substantially complete.”

The Company currently anticipates revenues of approximately $265 million in Fiscal 2008, with positive and increasing EBITDA in each quarter.  As previously announced, during the quarter ended March 31, 2007 the Company completed the final phase of a cost reduction program which will result in a restructuring charge of approximately $1.7 million in  the March quarter.  The Company estimates that for the quarter ended March 31, 2007, revenues will be approximately $64 million and earnings before interest, income taxes, depreciation, amortization, and stock-base compensation and other expenses (“EBITDA”) will be in the range of negative $3.9 million to negative $4.3 million, excluding the impact of the restructuring charge.

About MTM Technologies
MTM Technologies, Inc. (NASDAQ: MTMC) is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco, Citrix, Microsoft, HP, Sun Microsystems, EMC and Avaya, MTM Technologies’ practice areas include access infrastructure, IP telephony, enterprise storage, security and network and systems infrastructure. Service areas include managed services, consulting, professional IT staffing and implementation. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

Timothy Dolan
Senior Managing Director
Integrated Corporate Relations, Inc.
617-956-6727
timothy.dolan@icrinc.com

Jay Braukman
Chief Financial Officer
MTM Technologies, Inc.
203-975-3750
investorrelations@mtm.com